Exhibit 99.1

OCTOBER 26, 2004
FOR IMMEDIATE RELEASE

For more information, contact:

Dean D. Durbin

Vertis

Chief Financial Officer

(410) 361-8367

Stephen E. Tremblay

Vertis

Senior Vice President

Finance and Treasurer

(410) 361-8352

Michelle Metter or Donovan Roche

Formula

(619) 234-0345

PO Box 17102

Baltimore, Maryland 21297

250 West Pratt Street

18th Floor

Baltimore, Maryland 21201

T 410.528.9800

F 410.528.9289

www.vertisinc.com

VERTIS, INC. ANNOUNCES THIRD QUARTER EARNINGS

Baltimore, MD (October 26, 2004) — Vertis, Inc. (“Vertis” or the “Company”), a leading provider of targeted advertising, media and marketing services, today announced results for the three and nine months ended September 30, 2004.

For the quarter ended September 30, 2004, net sales were $411.6 million, $20.6 million or 5.3% above the third quarter of 2003.  For the nine months ended September 30, 2004, net sales were $1,196.0 million, $56.5 million or 5.0% above the comparable 2003 period.

Donald E. Roland, Chairman, President, and Chief Executive Officer stated, “The year-over-year increase in net sales was the result of strong insert and direct mail volume in North America.  As a result of these volume gains, stabilizing pricing, and lower costs, we posted our third consecutive quarter of EBITDA growth”.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) amounted to $34,000 and $80.6 million for the three and nine months ended September 30, 2004, respectively, as compared to $31.4 million and $113.8 million for the corresponding 2003 periods.  Included in these amounts is a previously announced non-cash loss of $44.0 million in the third quarter of 2004, resulting from the termination of real estate leasehold interests, as well as a $10.1 million recovery from a settlement to a legal proceeding received in the first quarter of 2003.  Excluding these amounts, EBITDA would have been $44.0 million and $124.5 million for the three and nine months ended September 30, 2004, respectively, representing growth of $12.6 million, 40.1%, in the third quarter, and $20.8 million, 20.1%, for the nine-month period as compared to 2003 EBITDA of $31.4 million and $103.7 million, respectively.

Dean D. Durbin, Chief Financial Officer commented, “Our entire North American platform performed very well in the quarter and posted solid EBITDA growth of over $25 million, 25%, through the first nine months of 2004.  In Europe, the restructuring activities have lowered our cost base and we are continuing to look at ways to improve our operating performance and grow the top-line.  In addition, we generated over $31 million of cash flow from the termination of leasehold interests in five real estate properties located in Austria.  We used this cash flow to lower our outstanding borrowings under our revolving credit facility”.

Vertis reported net income of $14.3 million in the third quarter of 2004 versus a net loss of $24.0 million in the third quarter of 2003.  For the nine months ended September 30, 2004, Vertis had a net loss of $8.6 million as compared to a $101.8 million net loss for the nine months ended September 30, 2003.  The 2004 amounts for the third quarter and nine months include the $44.0 million loss discussed above, offset by a $66.7 million income tax benefit.  The tax benefit was recorded as a result

of eliminating the deferred tax liability associated with the terminated leasehold interests.   The 2003 nine month results include a $48.8 million non-cash tax provision to provide a valuation allowance against previously recorded deferred tax benefits related to net operating loss carryforwards.  This amount is partially offset by the $10.1 million recovery from a legal settlement identified above.  Excluding these items, net loss for the nine months ended September 30, 2004 decreased by $31.7 million or 50.3% from the comparable 2003 period.

Vertis will hold an earnings call on Wednesday, October 27, 2004 at 11:00 a.m. EST to discuss its third quarter results.  The call-in number is 1-866-556-1092 (or 1-773-756-4797 for international callers), and the passcode confirmation is “VERTIS Q3”.  A recording of the call will be available for review for one week at 1-866-373-9237 (or 1-203-369-0283 for international callers).

-more-

Vertis, Inc. and Subsidiaries

Balance Sheet Data

In thousands	September 30, 2004	December 31, 2003
	(Unaudited)

Total current assets	$278,268	$266,576
Property, plant and equipment, net	383,604	401,820
Goodwill and other intangible assets	354,857	353,496
Other long-term assets	45,366	125,606
Total assets	1,062,095	1,147,498

Total current liabilities (excluding current portion of long-term debt)	312,979	327,109
Long-term debt (including current portion)	1,059,522	1,051,950
Other long-term liabilities	39,060	110,637
Total liabilities	1,411,561	1,489,696

Total stockholder’s deficit	(349,466)	(342,198)
Total liabilities and stockholder’s deficit	$1,062,095	$1,147,498

Vertis, Inc. and Subsidiaries

Consolidated Statements of Operations

	Three months ended September 30,		Nine months ended September 30,
In thousands	2004	2003	2004	2003
	(Unaudited)		(Unaudited)

Net sales	$411,565	$390,943	$1,195,961	$1,139,506
Operating expenses:
Costs of production	321,774	305,957	933,039	889,236
Selling, general and administrative	45,231	46,092	133,724	136,362
Restructuring charges	3	6,762	2,762	6,762
Depreciation and amortization of intangibles	19,174	20,705	56,564	63,169
	386,182	379,516	1,126,089	1,095,529
Operating income	25,383	11,427	69,872	43,977
Other expenses (income):
Interest expense, net	32,993	33,508	98,470	104,305
Other, net	44,523	740	45,849	(6,646)
	77,516	34,248	144,319	97,659

Loss before income tax (benefit) expense	(52,133)	(22,821)	(74,447)	(53,682)
Income tax (benefit) expense	(66,455)	1,206	(65,870)	48,101
Net income (loss)	$14,322	$(24,027)	$(8,577)	$(101,783)

Vertis, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Nine months ended September 30,
In thousands	2004	2003
	(Unaudited)

Net cash provided by operating activities	$11,921	$45,988

Net cash used in investing activities	(5,940)	(26,960)

Net cash used in financing activities	(4,916)	(17,092)

Effect of exchange rate changes on cash	195	756
Net increase in cash and cash equivalents	1,260	2,692
Cash and cash equivalents at beginning of period	2,083	5,735
Cash and cash equivalents at end of period	$3,343	$8,427

Vertis, Inc. and Subsidiaries

Rollforward of Long-term Debt

(Unaudited)

In thousands

Long-term debt as of December 31, 2003			$1,051,950

Revolver activity (net borrowing)	3,953
Repayments of long-term debt	(90)
Total increase in long-term debt		3,863

Accretion of discount		2,970
Effect of foreign exchange rate fluctuation		739
Total change in long-term debt			7,572

Long-term debt as of September 30, 2004			$1,059,522

EBITDA Reconciliation

EBITDA represents the sum of net income (loss), net interest expense, income taxes, depreciation and amortization of intangible assets.  We present EBITDA to provide additional information regarding our performance and because it is a measure by which we gauge our profitability.  EBITDA is not a measure of financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  You should not consider it an alternative to net income as a measure of operating performance.  Our calculation of EBITDA may be different from the calculation used by other companies and therefore comparability may be limited.  The most comparable measure to EBITDA in accordance with GAAP is net income (loss).  The following table is a reconciliation of EBITDA to net loss:

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2004	2003	2004	2003
	(Unaudited)		(Unaudited)

Net income(loss)	$14,322	$(24,027)	$(8,577)	$(101,783)
Interest expense, net	32,993	33,508	98,470	104,305
Income tax (benefit) expense	(66,455)	1,206	(65,870)	48,101
Depreciation and amortization of intangibles	19,174	20,705	56,564	63,169

EBITDA	$34	$31,392	$80,587	$113,792

ABOUT VERTIS

Vertis is a leading provider of targeted advertising, media, and marketing services that drive consumers to marketers more effectively.  Its comprehensive products and services range from consumer research, audience targeting, creative services, and workflow management to targeted advertising inserts, direct mail, interactive marketing, packaging solutions, and digital one-to-one marketing and fulfillment.  Headquartered in Baltimore, Md., with facilities throughout the U.S. and the U.K., Vertis combines best-in-class technology, creative resources and innovative production to serve the targeted marketing needs of companies worldwide.

To learn more about Vertis, visit www.vertisinc.com.

This release and the conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In the call, the words “believes, “anticipates, “expects, “estimates, “plans, “intends” and similar expressions are intended to identify forward-looking statements. All forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from projected results. Factors that may cause these differences include fluctuations in the cost of raw materials we use, changes in the advertising, marketing and information services markets, the financial condition of our customers, actions by our competitors, changes in the legal or regulatory environment, general economic and business conditions in the U.S. and other countries, and changes in interest and foreign currency exchange rates.

Consequently, you should consider any such forward-looking statements only as our current plans, estimates and beliefs. Even if those plans, estimates or beliefs change because of future events or circumstances, we decline any obligation to publicly update or revise any such forward-looking statements.

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